Exhibit 10.44

September 15, 2017

Dear Brian,

On behalf of General Cannabis Corporation, I am pleased to offer you the position of Chief Financial Officer, reporting to Robert Frichtel, CEO. You have been chosen for this job because of your education, background and positive attitude. Your appointment to this position, subject to your acknowledgment and acceptance below, will begin effective September 15, 2017.

Your compensation package includes the following:

1.

Annual Salary

1.1.

Base Salary:   $140,00 per year

1.2.

Adjusted Salary:   Base Salary will be reduced for Additional PTO. Example:   If Additional PTO is 6 weeks, the Base Salary adjustment would be 6/52, or 11.5%. Adjusted Salary would then be $121,500. Adjusted Salary is the amount paid on an annual basis.

1.3.

Increases:   As long as the CFO is performing, in the event the CEO receives a raise the CFO will receive a raise to Base Salary for the same percentage.

2.

Paid Time Off (“PTO”)

2.1.

Standard PTO:   4 weeks

2.2.

Additional PTO:   6 weeks

2.3.

Sick time:  4 days

2.4.

Upon departure, with or without cause, any accrued, unused PTO will be paid.

2.5.

Two weeks of accrued, unused PTO may be carried over each anniversary date.

3.

Stock Options

3.1.

Options to purchase the common stock of General Cannabis Corporation with an exercise price equal to the closing price of the common stock of General Cannabis Corporation on the date of grant, which are registered under an S-8, will be granted as follows:

3.1.1.

100,000 options as of the date of this letter, with a 5 year life and immediate vesting.

3.1.2.

100,000 options as of the date of this letter, with a 5 year life and a six month vesting period.

3.1.3.

100,000 options as of the date of this letter, with a 5 year life and a one year vesting period.

3.1.4.

Quarterly grants, beginning in the fourth quarter of 2017: for eight consecutive quarters, 25,000 options per quarter, with a five year life and a one year vesting period, for a total of 200,000 options over two years.

4.

Health Insurance Benefits

4.1.

You will maintain the same benefits as you currently enjoy in your role as VP of Finance.

5.

D&O Insurance

5.1.

You will remain covered by the company’s D&O Policy.

6.

CPA license costs

6.1.

License:   The CFO will be reimbursed for license renewal and for AICPA dues.

6.2.

Continuing education:  The CFO will be reimbursed for reasonable continuing education courses, which may include self-study materials, tuition and travel expenses.

7.

Change of Control / Severance

7.1.

In the event of a change of control within two years of the date of this agreement, the CFO will receive a one-time payment equal to his Base Salary.

7.2.

If the CFO is involuntarily terminated for other than cause within two years of the date of this agreement, the CFO will receive a one-time payment equal to the pro rata amount of his Base Salary.  Example:  If terminated without cause after one year, the CFO would receive $140,000.

This offer letter and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado, without references to principles of law that would apply the law of another jurisdiction.  The Federal Arbitration Act shall govern the interpretation, enforcement and proceedings pursuant to the arbitration clause in this agreement.

Any and all claims or controversies arising out of this offer letter or any breach thereof, or otherwise arising out of or relating to your employment, compensation or benefits with General Cannabis Corporation, or termination thereof, including claims for breach of contract, tort, employment discrimination (including unlawful harassment as well as any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any claims under California’s Fair Employment and Housing Act), and any violation of state or federal law, statute, regulation or ordinance, shall be resolved by arbitration in accordance with the then applicable rules of the American Arbitration Association. However, claims under applicable workers’ compensation laws or the National Labor Relations Act shall not be subject to arbitration. Unless General Cannabis Corporation and you mutually agree otherwise, the Arbitrator shall be selected from a panel provided by the American Arbitration Association, and the arbitration hearing will be held in Denver, Colorado.

To the extent not covered by and subject to arbitration as set forth herein, any and all claims or controversies shall be brought, if federal jurisdiction exists, exclusively in the United States District Court in the District of Colorado, and otherwise in the state courts in the state of Colorado located in Denver, Colorado, and both General Cannabis Corporation and you submit and consent to the jurisdiction of such courts and waive any objection to venue or any claim that the aforementioned forums are inconvenient.

We are excited to have you on-board in this new position! With your help, we are looking forward to elevating our level of professionalism and capitalizing on this unique opportunity in this new industry.

Sincerely,

Robert Frichtel

CEO

General Cannabis

Acknowledged and Agreed:

Brian Andrews